Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

NEW YORK, 26 February 2016 - Sotheby’s (NYSE: BID) today reported its financial results for the fourth quarter and year ended 31 December 2015.

President and Chief Executive Officer Tad Smith said, “We are pleased with the progress we’ve made on our strategic objectives which includes significant headway on priorities relating to developing a compelling growth strategy, leveraging the use of technology, allocating capital wisely and optimizing talent and processes within the organization. We look forward to translating this hard work into tangible results and long-term value creation for shareholders.”

Mr. Smith continued, “We are incredibly excited about our prospects. After a year of transition, we have a strong team with a clear mandate to build a more valuable business for shareholders and a more responsive one for new and existing clients. We will likely have one or more difficult quarters as we ride through the current cycle, but we are being careful on guarantees and capital commitments, watching our liquidity carefully, continuing to invest in the people and capabilities that will drive our future success, and taking the opportunity with our excess cash to repurchase shares. We are confident in our future and managing the business to create value for shareholders and clients,” concluded Mr. Smith.

For the year ended 31 December 2015, Sotheby’s reported Adjusted Net Income* of $143.1 million, which is comparable to 2014, and Adjusted Diluted Earnings Per Share* of $2.07, which exceeds the $2.03 per diluted share earned in 2014 due to share repurchases made during the year. These results are slightly better than the high end of the estimated range of results that were pre-announced on 22 January 2016.

Exhibit 99.1

For the year ended 31 December 2015, Sotheby’s reported GAAP net income of $43.7 million, or $0.63 per diluted share, representing a decrease of ($74.1) million (63%) when compared to net income of $117.8 million, or $1.68 per diluted share, in 2014. The lower level of net income is due to a number of charges recorded in 2015, including a $65.7 million non-cash income tax charge related to the planned repatriation of foreign earnings and an after-tax charge of $23.6 million related to voluntary separation incentive programs implemented late in 2015, both recognized in the fourth quarter of 2015. Also, Consolidated Sales** is $6.72 billion for 2015 which is virtually identical to 2014.

For the fourth quarter of 2015, Adjusted Net Income* is $80.6 million or $1.19 per diluted share*, representing increases of 3% and 6%, respectively, when compared to the prior year period. On a GAAP basis, Sotheby’s reported a fourth quarter 2015 net loss of ($11.2) million or ($0.17) per share due to the aforementioned income tax charge related to the repatriation of foreign earnings recorded in the period.

Non-GAAP Financial Measures
*Adjusted Net Income and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliation to the most comparable GAAP amount.
**Consolidated Sales represents the sum of Aggregate Auction Sales (the total hammer (sale) price of property sold at auction plus buyer's premium), Private Sales, and Inventory Sales. For the purposes of this calculation, when applicable, amounts that are associated with the sale of Sotheby's inventory at auction and included in Aggregate Auction Sales are eliminated.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auctioneers and art dealers, the amount and quality property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well as an accompanying slide presentation will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EST on 26 February 2016, to discuss its fourth quarter 2015 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 51884046.

Exhibit 99.1

The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in nine different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	UNAUDITED		AUDITED
	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenues:
Agency commissions and fees	$284,439	$309,582	$791,920	$825,126
Inventory sales	35,485	28,951	108,699	69,958
Finance	12,899	10,274	50,489	33,013
License fees	2,839	1,949	9,820	8,484
Other	159	468	566	1,472
Total revenues	335,821	351,224	961,494	938,053
Expenses:
Agency direct costs	39,194	38,468	91,919	86,524
Cost of inventory sales	38,710	28,018	111,090	68,037
Cost of Finance revenues	4,236	3,372	15,780	8,740
Marketing	6,757	5,793	19,332	16,566
Salaries and related	74,816	88,457	302,825	310,934
General and administrative	41,564	45,456	159,148	158,796
Depreciation and amortization	5,037	5,205	19,481	20,575
Voluntary separation programs	36,938	—	36,938	—
CEO separation and transition costs	—	7,591	4,232	7,591
Restructuring charges (net)	3	(47)	(972)	14,238
Special charges (net)	—	(80)	—	20,008
Total expenses	247,255	222,233	759,773	712,009
Operating income	88,566	128,991	201,721	226,044
Interest income	538	444	1,776	1,883
Interest expense	(7,572)	(8,881)	(32,745)	(35,189)
Other income (expense)	2,377	(407)	(1,453)	283
Income before taxes	83,909	120,147	169,299	193,021
Equity in (losses) earnings of investees	(626)	52	5,327	732
Income tax expense	94,510	46,259	131,145	75,761
Net (loss) income	(11,227)	73,940	43,481	117,992
Less: Net (loss) income attributable to noncontrolling interest	(74)	(63)	(246)	197
Net (loss) income attributable to Sotheby's	$(11,153)	$74,003	$43,727	$117,795
Basic (loss) earnings per share - Sotheby's common shareholders	$(0.17)	$1.07	$0.64	$1.69
Diluted (loss) earnings per share - Sotheby's common shareholders	$(0.17)	$1.06	$0.63	$1.68
Cash dividends declared per common share	$0.10	$0.10	$0.40	$4.74

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are: (i) Adjusted Net Income and (ii) Adjusted Diluted Earnings Per Share. Sotheby's definition of these non-GAAP financial measures is provided in the following paragraphs.
Adjusted Net Income is defined as Net Income Attributable to Sotheby's, excluding the after-tax impact of leadership transition severance costs (recorded within Salaries and Related Costs), charges related to Sotheby's voluntary separation incentive programs, CEO Separation and Transition Costs, Restructuring Charges (net), and Special Charges (net), as well as the income tax charge associated with the repatriation of pre-2014 foreign earnings. Adjusted Diluted Earnings Per Share is defined as Diluted Earnings Per Share excluding the per share impact of leadership transition severance costs (recorded within Salaries and Related Costs), charges related to Sotheby's voluntary separation incentive programs, CEO Separation and Transition Costs, Restructuring Charges (net), Special Charges (net), as well as the income tax charge associated with the repatriation of pre-2014 foreign earnings.
Adjusted Net Income and Adjusted Diluted Earnings Per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby’s forecasting and budgeting processes, as they provide helpful measures of Sotheby’s core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.
Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.
A reconciliation of each of these non-GAAP financial measures to the most comparable GAAP amount is presented in the following tables (in thousands of dollars, except per share data):

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net (loss) income attributable to Sotheby's	$(11,153)	$74,003	$43,727	$117,795
Add: Leadership transition severance costs, net of tax	2,326	—	8,084	—
Add: Voluntary separation incentive program charges, net of tax	23,640	—	23,640	—
Add: CEO separation and transition costs, net of tax	17	4,453	2,581	4,453
Add: Restructuring charges (net), net of tax	28	(411)	(633)	9,017
Add: Special charges (net), net of tax	—	85	—	11,133
Add: Income tax expense related to repatriation of pre-2014 foreign earnings	65,732	—	65,732	—
Adjusted Net Income	$80,590	$78,130	$143,131	$142,398
Variance versus prior period - $	$2,460		$733
Variance versus prior period - %	3%		1%

Appendix B

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Diluted (loss) earnings per share	$(0.17)	$1.06	$0.63	$1.68
Add: Leadership transition severance costs, per share	0.03	—	0.11	—
Add: Voluntary separation incentive program charges, per share	0.35	—	0.34	—
Add: CEO separation and transition costs, per share	—	0.06	0.04	0.06
Add: Restructuring charges (net), per share	—	—	(0.01)	0.13
Add: Special charges (net), per share	—	—	—	0.16
Add: Income tax expense related to repatriation of pre-2014 foreign earnings, per share	0.98	—	0.96	—
Adjusted Diluted Earnings Per Share	$1.19	$1.12	$2.07	$2.03
Variance versus prior period - $	$0.07		$0.04
Variance versus prior period - %	6%		2%